Exhibit 4(h)
CONSENT AND WAIVER
          THIS CONSENT AND WAIVER (“Consent”), dated as of the 4 day of December, 2006, by and among AVATAR PROPERTIES INC., a Florida corporation (“Borrower”), joined by AVATAR HOLDINGS INC., a Delaware corporation (“Guarantor”) and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Lender and in its capacity as administrative agent (“Agent”), GUARANTY BANK, in its capacity as Lender and FRANKLIN BANK, SSB, a Texas Savings Bank, in its capacity as Lender (each a “Lender” and collectively, the “Lenders”). This Consent shall become effective as of the date hereof.
R E C I T A L S:
          WHEREAS, on September 20, 2005, Borrower and Guarantor entered into a Credit Agreement with the Lenders, the Arranger and the other lenders from time to time party thereto, evidencing a senior unsecured revolving credit facility which, as of the date of execution thereof, had a maximum outstanding principal balance of $100,000,000 (as amended by the First Amendment to Credit Agreement dated as of May 25, 2006, and as further amended by the Second Amendment to Credit Agreement dated as of September 1, 2006, the “Credit Agreement”), and which was increased to a maximum outstanding principal balance of $125,000,000 pursuant to that certain Commitment and Acceptance dated as of October 21, 2005; and
          WHEREAS, in accordance with Section 10.02(b)(ii) of the Credit Agreement, Borrower has requested a written consent from the Requisite Lenders approving a temporary waiver of the housing inventory covenant set forth in Section 6.08 of the Credit Agreement;
          WHEREAS, Borrower, Guarantor and Lenders intend to enter into this Consent in order to temporarily waive the housing inventory covenant set forth in Section 6.08 of the Credit Agreement;
          NOW THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as well as the mutual covenants herein contained, the parties hereto agree as follows:
          1. RECITALS. The above recitals are true and correct and are incorporated herein by this reference.
          2. CAPITALIZED TERMS. Capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.
          3. REPRESENTATIONS; REAFFIRMATION. Borrower and Guarantor each represent and warrant that, as of the date hereof and after giving effect to this Consent: (a) no event or condition shall have occurred and then be continuing which constitutes a Default or Event of Default; (b) the representations and warranties contained in Article 4 of the Credit Agreement are true and correct in all material respects (except to the extent any such representation or warranty is stated to relate solely to an earlier date); and (c) Borrower has no offsets, defenses or counterclaims as to the Facility extended by Lenders to Borrower, the Loan Documents or the indebtedness evidenced thereby. After giving effect to this Consent, Borrower and Guarantor hereby reaffirm as of the date hereof all affirmative covenants and negative covenants contained in the Credit Agreement as if more fully set forth herein.
          4. CONSENT. In accordance with Section 10.02(b)(ii) of the Credit Agreement, the Requisite Lenders hereby temporarily waive the restriction set forth in Section 6.08 of the Credit Agreement limiting the sum of the Speculative Units and the Model Units to an amount not to exceed twenty-five percent (25%) of the aggregate number of unit sales, as measured during the last twelve (12) month period at the end of each fiscal year. The Requisite Lenders hereby waive the restriction contained in Section 6.08 of the Credit Agreement for the period commencing on October 1, 2006, extending through the last fiscal quarter of 2006 and the fiscal year of 2007, and concluding on December 31, 2007. The twenty-five percent (25%) restriction will be reinstated and become fully effective for the fiscal year commencing on January 1, 2008 and shall continue for each fiscal year thereafter until the end of the Term.
          6. EFFECT OF CONSENT. Except as modified by this Consent, the Credit Agreement remains in full force and effect. In the event of any conflict between this Consent and the Credit Agreement, the provisions and intent of this Consent shall control.
          6. COUNTERPARTS. This Consent may be executed and delivered by one or more of the parties hereto on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
          7. GOVERNING LAW. This Consent shall be governed by the laws of the State of Florida.
          8. WAIVER OF JURY TRIAL.
EACH OF BORROWER AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRAIL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS OR THIRD-PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONSENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH OF BORROWER AND GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDERS, NOR THE LENDERS’ COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS, OR THE AGENT ON BEHALF OF THE LENDERS, WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF BORROWER AND GUARANTOR ACKNOWLEDGES THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.
[SIGNATURE PAGES TO FOLLOW]

          IN WITNESS WHEREOF, the parties have duly executed this Consent on the day and year first above written.
BORROWER:
AVATAR PROPERTIES INC., a Florida corporation

By:	/s/ Dennis J. Gertman
Dennis J. Getman
Executive Vice President

JOINED IN BY GUARANTOR:
AVATAR HOLDINGS INC., a Delaware corporation

By:	/s/ Dennis J. Getman
Dennis J. Getman
Executive Vice President

LENDERS:
WACHOVIA BANK, NATIONAL ASSOCIATION

BY:	/s/ James D. Davis
NAME:	James D. Davis
TITLE:	Vice President

GUARANTY BANK

BY:	/s/ Atila Ali
NAME:	Atila Ali
TITLE:	Vice President

FRANKLIN BANK, SSB, a Texas Savings Bank

BY:	/s/ Lawrence Shields
NAME:	Lawrence Shields
TITLE:	Vice President

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